Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-236196, No. 333-222927, No. 333-210973, No. 333-188134, No. 333-164737 and No. 333-65376-99) on Form S-8 of our report dated October 15, 2021, with respect to the consolidated financial statements of Accenture plc and the effectiveness of internal control over financial reporting.

Our report refers to the September 1, 2019 adoption of Accounting Standards Update (ASU) No. 2016-02, Leases, and related updates, which established Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Chicago, Illinois
October 15, 2021